Exhibit 99.1

Gary W. Ferrera Named DigitalGlobe Chief Financial Officer

Extensive Public-Company CFO Experience and Military Service Make Ferrera a Strong Fit

Longmont, Colorado, January 14, 2015 — DigitalGlobe, Inc. (NYSE: DGI), a leading global provider of commercial high-resolution earth observation and advanced geospatial solutions, announced today that Gary W. Ferrera will become the company’s Executive Vice President and Chief Financial Officer by March 9, 2015. Fred Graffam, who has served as Interim Chief Financial Officer since September 2014, will remain in that role through that time.

Ferrera joins DigitalGlobe with extensive experience as a public-company CFO at multiple firms.  Most recently, he served as CFO at Denver-based Intrawest Resort Holdings (NYSE: SNOW). Prior to joining Intrawest, Ferrera was CFO of Madison, Wis.-based Great Wolf Resorts, and before that, served as CFO of Colorado-based National CineMedia (NASDAQ: NCMI). Earlier in his career, he served in investment banking roles at Citigroup and Bear Stearns, with the latter both in the U.S. and the United Kingdom.  Additionally, he served as an international tax consultant with Arthur Andersen.

In addition to the finance expertise he brings, Ferrera served in the U.S. Army Special Operations and Intelligence prior to pursuing his undergraduate and graduate degrees. He received his MBA from the Kellogg School of Management at Northwestern University and a BS in Accounting from Bentley College. He currently serves on the board of directors of Colorado Public Radio.

“We are delighted to have Gary join DigitalGlobe as CFO to fill out our executive leadership team,” said Jeffrey R. Tarr, CEO of DigitalGlobe. “Over the last four years, we have built a leadership team equipped to propel DigitalGlobe to the next phase of growth and shareowner value creation. Gary’s track record as a public company CFO with experience in technology, information and capital-intensive businesses, combined with investment banking and accounting, is exactly what we were looking for in our next CFO. We are also proud to add another DigitalGlobe team member who has served our country, and who brings a first-hand appreciation of the needs of our military and intelligence customers around the world.

“I would like to thank Fred Graffam for his leadership as our Interim CFO,” added Tarr. “Fred’s direction during this transition period has been exemplary, and has provided for continuity and a continued strengthening of our finance function. Fred will be an important contributor to our future growth and success.”

Mr. Graffam will resume full-time responsibility for DigitalGlobe’s Financial Planning & Analysis function when Mr. Ferrera joins the Company.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

DigitalGlobe is a registered trademark of DigitalGlobe.

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Contacts

Investor Contact:	Media Contact:

David Banks	Nancy Coleman
(303) 684-4210	(303) 684-1674
ir@digitalglobe.com	nancy.coleman@digitalglobe.com